Exhibit 99.1

News Release

Lockheed Martin Reports First Quarter 2020 Results

•	Net sales of $15.7 billion

•	Net earnings of $1.7 billion, or $6.08 per share

•	Generated cash from operations of $2.3 billion

•	Maintained backlog of approximately $144 billion

•	Updates 2020 outlook for sales; maintains 2020 outlook for operating profit, earnings per share and cash from operations

•	Ultimate impact of COVID-19 on 2020 outlook uncertain

BETHESDA, Md., April 21, 2020 – Lockheed Martin Corporation [NYSE: LMT] today reported first quarter 2020 net sales of $15.7 billion, compared to $14.3 billion in the first quarter of 2019. Net earnings in the first quarter of 2020 were $1.7 billion, or $6.08 per share, compared to $1.7 billion, or $5.99 per share, in the first quarter of 2019. Cash from operations in the first quarter of 2020 was $2.3 billion, compared to cash from operations of $1.7 billion in the first quarter of 2019.

“As we confront the challenges introduced by the global pandemic, our corporation remains focused on providing vital national security solutions for our customers while maintaining a safe and healthy environment for our employees,” said Lockheed Martin chairman, president and CEO Marillyn Hewson. “I’m so proud of the work the dedicated men and women of Lockheed Martin are doing as part of our strong portfolio to deliver critical products and services for our customers and long-term value for our shareholders.”

Summary Financial Results

The following table presents the corporation’s summary financial results.

	(in millions, except per share data)	Quarters Ended[1]
		March 29, 2020	March 31, 2019
	Net sales	$15,651	$14,336

	Business segment operating profit[2]	$1,725	$1,715
	Unallocated items
	FAS/CAS operating adjustment	469	512
	Other, net[3]	(72)	56
	Total unallocated items	397	568
	Consolidated operating profit	$2,122	$2,283

	Net earnings[4]	$1,717	$1,704

	Diluted earnings per share	$6.08	$5.99

	Cash generated from operations	$2,314	$1,663

1
The corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on March 29 for the first quarter of 2020 and March 31 for the first quarter of 2019. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31.

2	Business segment operating profit is a non-GAAP measure. See the "Non-GAAP Financial Measures" section of this news release for more information.
3
In the first quarter of 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.

4
Net earnings in the first quarter of 2019 include benefits of $75 million, or $0.26 per share, from additional tax deductions, based on proposed tax regulations released on March 4, 2019, which clarified that foreign military sales qualify as foreign derived intangible income. Approximately $65 million, or $0.23 per share, of the total benefit was recorded discretely because it relates to 2018.

2020 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the corporation’s current expectations. Actual results may differ materially from those projected. It is the corporation’s typical practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current Guidance[1]	January 2020

	Net sales	$62,250 - $64,000	$62,750 - $64,250

	Business segment operating profit	$6,800 - $6,950	$6,800 - $6,950

	Net FAS/CAS pension adjustment[2]	~$2,090	~$2,090

	Diluted earnings per share[3]	$23.65 - $23.95	$23.65 - $23.95

	Cash from operations	≥$7,600	≥$7,600

1
The corporation’s 2020 financial outlook includes updated guidance for net sales reflecting the currently expected impacts related to COVID-19. The ultimate impact of COVID-19 on the corporation’s financial outlook for 2020 remains uncertain. Additionally, the corporation’s financial outlook for 2020 does not include any non-cash impairment charge related to its equity method investment in AMMROC as discussed below or potential impacts to the corporation’s programs, including the F-35 program, resulting from U.S. Government actions related to Turkey. Currently, the corporation does not expect U.S. Government actions related to Turkey will have a material impact on its 2020 financial results.

2
The net FAS/CAS pension adjustment above is presented as a single amount and includes total expected 2020 U.S. Government cost accounting standards (CAS) pension cost of approximately $1,975 million and total expected financial accounting standards (FAS) pension income of approximately $115 million. CAS pension cost and the service cost component of FAS pension expense are included in operating profit. The non-service cost components of FAS pension expense are included in non-operating income (expense). For additional detail on the corporation’s FAS/CAS pension adjustment, see the supplemental table included at the end of this news release.

3
Although the corporation typically does not update its outlook for proposed changes in law, the above includes the effect of proposed tax regulations confirming that foreign military sales (FMS) qualify for tax deductions for foreign derived intangible income. The corporation believes incorporating the effect of the proposed regulations yields more accurate disclosure of the company’s expectations because the proposed regulations describe the tax treatment of FMS sales in accordance with the corporation’s analysis of the Internal Revenue Code.

COVID-19
The global outbreak of the coronavirus disease 2019 (COVID-19) was declared a pandemic by the World Health Organization and a national emergency by the U.S. Government in March 2020 and has negatively affected the U.S. and global economy, disrupted global supply chains, resulted in significant travel and transport restrictions, including mandated closures and orders to “shelter-in-place,” and created significant disruption of the financial markets. Lockheed Martin has taken measures to protect the health and safety of its employees, work with its customers to minimize potential disruptions and support its community in addressing the challenges posed by this global pandemic. The extent of the impact of the COVID-19 pandemic on the corporation’s operational and financial performance, including its ability to execute its programs in the expected timeframe, will depend on future developments, including the duration and spread of the pandemic and related actions taken by the U.S. Government, state and local government officials, and international governments to prevent disease spread, all of which are uncertain and cannot be predicted. The outbreak did not have a material impact on the corporation’s operating results or business in the first quarter of 2020. However, the corporation is beginning to experience some issues in each of its business areas related to COVID-19, primarily in access to some locations and delays of supplier deliveries. The corporation is updating its 2020 guidance for net sales to reflect these impacts, as production and supply chain activities have recently slowed in the Aeronautics business area. However, the ultimate impact of COVID-19 on the corporation’s 2020 outlook for sales, segment operating profit, earnings and cash flows from operations remains uncertain. The corporation’s 2020 outlook assumes, among other things, that its production facilities continue to operate and it does not experience significant work stoppages or closures, it is able to mitigate any supply chain disruptions and these do not worsen, and it is able to recover its costs under contracts and government funding priorities do not change. In addition, the corporation’s financial performance assumes actual returns on its pension assets during 2020 will be 7.0%, and the discount rate used to re-measure its pension liabilities at year-end 2020 will be 3.25%. Differences between these assumed values and actual values will affect the corporation’s plan funded status and stockholders’ equity as measured at year-end 2020. The corporation is also monitoring the impacts of COVID-19 on the fair value of its assets. While the corporation does not currently anticipate any material impairments on its assets as a result of COVID-19, future changes in expectations for sales, earnings and cash flows related to intangible assets and goodwill below its current projections could cause these assets to be impaired. While these are the corporation’s current assumptions, this is an emerging situation and these could change, including if the duration of the pandemic is extended, which could affect outlook.
Investment in Advanced Military Maintenance, Repair and Overhaul Center LLC (AMMROC)
As of March 29, 2020, the corporation had an investment in the AMMROC joint venture with a carrying value of $435 million. Substantially all of AMMROC’s current business is dependent on a single customer contract to provide maintenance, repair and overhaul (MRO) services for fixed and rotary wing military aircraft that was up for re-competition. In April 2020, subsequent to the end of the corporation’s first quarter, the customer announced its intent to award the contract to a competitor. The corporation is working with AMMROC’s management and its joint venture partner to understand its options, including whether there is a basis to challenge the award and retain the MRO services, explore the possibility of AMMROC continuing to provide MRO services as a subcontractor to the competitor, an opportunity to replace the contract with other customer arrangements, or winding down the business. At this time, the corporation cannot determine the extent of the non-cash impairment charge, if any, related to its investment. However, if the customer moves forward with transitioning the MRO services to the competitor and AMMROC is not a subcontractor (or has only a limited role), the corporation expects there would be an adverse impact to AMMROC’s business and the carrying value of its investment, which could be significant and an impairment could occur as early as the second quarter of 2020. Other than the impact to earnings for a potential non-cash impairment charge, currently the corporation does not expect any other significant impacts to its 2020 operating results, financial position or cash flows.
Cash Activities

The corporation’s cash activities in the first quarter of 2020 included the following:

•	paying cash dividends of $693 million, compared to $638 million in the first quarter of 2019;

•
repurchasing 1.7 million shares for $756 million, which includes $500 million paid pursuant to an accelerated share repurchase agreement (ASR), which will settle in the second quarter; compared to 1.0 million shares for $281 million in the first quarter of 2019. The actual number of shares delivered under the ASR is based on an average volume-weighted average price (VWAP) over the plan period and, based on the average VWAP as of April 20, 2020, the corporation expects to receive approximately 0.5 million additional shares upon final settlement;

•	making capital expenditures of $293 million, compared to $284 million in the first quarter of 2019; and

•	no net proceeds from or repayments of commercial paper, compared to making net repayments of $200 million in the first quarter of 2019.

Segment Results
The corporation operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the corporation’s business segments and reconciles these amounts to the corporation’s consolidated financial results.

(in millions)	Quarters Ended
	March 29, 2020	March 31, 2019
Net sales
Aeronautics	$6,369	$5,584
Missiles and Fire Control	2,619	2,350
Rotary and Mission Systems	3,746	3,762
Space	2,917	2,640
Total net sales	$15,651	$14,336

Operating profit
Aeronautics	$672	$585
Missiles and Fire Control	396	417
Rotary and Mission Systems	376	379
Space	281	334
Total business segment operating profit	1,725	1,715
Unallocated items
FAS/CAS operating adjustment	469	512
Other, net	(72)	56
Total unallocated items	397	568
Total consolidated operating profit	$2,122	$2,283

Net sales and operating profit of the corporation’s business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation. Operating profit of the corporation’s business segments includes the corporation’s share of earnings or losses from equity method investees as the operating activities of the investees are closely aligned with the operations of its business segments.

Operating profit of the corporation’s business segments also excludes the FAS/CAS operating adjustment described below, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. Government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management’s evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from significant divestitures, and other miscellaneous corporate activities.
The corporation recovers CAS pension cost through the pricing of its products and services on U.S. Government contracts and, therefore, recognizes CAS pension cost in each of its business segments' net sales and cost of sales. The corporation’s consolidated financial statements must present pension and other postretirement benefit plan expense calculated in accordance with U.S. generally accepted accounting principles (referred to as FAS expense). The operating portion of the net FAS/CAS pension adjustment represents the difference between the service cost component of FAS pension expense and CAS pension cost. The non-service FAS pension expense component is included in other non‑operating expense on the corporation’s consolidated statements of earnings. The net FAS/CAS pension adjustment increases or decreases CAS pension cost to equal total FAS pension expense (both service and non-service).

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the corporation’s contracts for which it recognizes revenue over time using the percentage-of-completion cost-to-cost method to measure progress towards completion. Increases in profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.
Segment operating profit and margin may also be impacted favorably or unfavorably by other items, which may or may not impact sales. Favorable items may include the positive resolution of contractual matters, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of certain assets.
The corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 27 percent of total segment operating profit in the first quarter of 2020 as compared to 33 percent in the first quarter of 2019.

Aeronautics

(in millions)	Quarters Ended
	March 29, 2020	March 31, 2019
Net sales	$6,369	$5,584
Operating profit	$672	$585
Operating margin	10.6%	10.5%

Aeronautics’ net sales in the first quarter of 2020 increased $785 million, or 14 percent, compared to the same period in 2019. The increase was primarily attributable to higher net sales of approximately $695 million for the F-35 program due to increased volume on production, sustainment, and development contracts; and about $70 million for higher volume on classified development contracts.

Aeronautics’ operating profit in the first quarter of 2020 increased $87 million, or 15 percent, compared to the same period in 2019. Operating profit increased approximately $80 million for the F-35 program due to higher volume on production, sustainment, and development contracts. Adjustments not related to volume, including net profit booking rate adjustments, in the first quarter of 2020 were comparable to the same period in 2019.

Missiles and Fire Control

(in millions)	Quarters Ended
	March 29, 2020	March 31, 2019
Net sales	$2,619	$2,350
Operating profit	$396	$417
Operating margin	15.1%	17.7%

MFC’s net sales in the first quarter of 2020 increased $269 million, or 11 percent, compared to the same period in 2019. The increase was primarily attributable to higher net sales of approximately $175 million for tactical and strike missile programs due to increased volume (primarily High-Mobility Artillery Rocket Systems (HIMARS), Guided Multiple Launch Rocket Systems (GMLRS) and hypersonic development programs); and about $125 million for integrated air and missile defense programs due to increased volume (primarily Terminal High Altitude Area Defense (THAAD) and Patriot Advanced Capability-3 (PAC-3)). These increases were partially offset by a decrease of $40 million as a result of lower volume on energy programs and the divestiture of the Distributed Energy Solutions business in November 2019.

MFC’s operating profit in the first quarter of 2020 decreased $21 million, or 5 percent, compared to the same period in 2019. Operating profit decreased approximately $55 million for integrated air and missile defense programs due to lower risk retirements on international contracts (primarily PAC-3 and THAAD). This decrease was partially offset by an increase of $20 million for sensors and global sustainment programs due to higher risk retirements (primarily Low Altitude Navigation and Targeting Infrared for Night (LANTIRN®) and Sniper Advanced Targeting Pod (SNIPER®)). Adjustments not related to volume, including net profit booking rate adjustments, were $30 million lower in the first quarter of 2020 compared to the same period in 2019.

Rotary and Mission Systems

(in millions)	Quarters Ended
	March 29, 2020	March 31, 2019
Net sales	$3,746	$3,762
Operating profit	$376	$379
Operating margin	10.0%	10.1%

RMS’ net sales in the first quarter of 2020 were comparable to the same period in 2019. Net sales decreased approximately $95 million for Sikorsky helicopter programs due to lower volume (primarily combat rescue helicopter and Black Hawk production programs). This decrease was mostly offset by an increase of about $85 million for C6ISR (command, control, communications, computers, cyber, combat systems, intelligence, surveillance, and reconnaissance) programs due to higher volume (primarily undersea combat systems programs).

RMS’ operating profit in the first quarter of 2020 was comparable to the same period in 2019. Operating profit increased approximately $20 million for Sikorsky helicopter programs due to better cost performance and higher risk retirements on international military aircraft programs. This increase was offset by a $20 million decrease for integrated warfare systems and sensors (IWSS) programs as lower risk retirements were partially offset by charges that were $30 million lower on a ground-based radar program. Adjustments not related to volume, including net profit booking rate adjustments, were $35 million lower in the first quarter of 2020 compared to the same period in 2019.

Space

(in millions)	Quarters Ended
	March 29, 2020	March 31, 2019
Net sales	$2,917	$2,640
Operating profit	$281	$334
Operating margin	9.6%	12.7%

Space’s net sales in the first quarter of 2020 increased $277 million, or 10 percent, compared to the same period in 2019. The increase was primarily attributable to higher net sales of approximately $180 million for strategic and missile defense programs due to higher volume (primarily hypersonic development programs and fleet ballistic missile programs); and about $100 million for government satellite programs due to higher volume (primarily Next Generation Overhead Persistent Infrared (Next Gen OPIR)).

Space’s operating profit in the first quarter of 2020 decreased $53 million, or 16 percent, compared to the same period in 2019. Operating profit decreased approximately $40 million for government satellite programs due to lower risk retirements (primarily Advanced Extremely High Frequency (AEHF)); and about $35 million due to lower equity earnings from the corporation's investment in United Launch Alliance (ULA). These decreases were partially offset by an increase of $20 million for commercial satellite programs for charges recorded for performance matters in 2019 not repeated in 2020. Adjustments not related to volume, including net profit booking rate adjustments, were $40 million lower in the first quarter of 2020, compared to the same period in 2019.

Total equity earnings recognized by Space from equity method investments (primarily ULA) represented approximately $30 million, or 11 percent of Space’s operating profit in the first quarter of 2020, compared to approximately $65 million, or 19 percent in the first quarter of 2019.

Income Taxes

The corporation’s effective income tax rate was 15.4 percent in the first quarter of 2020, compared to 12.4 percent in the first quarter of 2019. The rate for the first quarter of 2019 benefited from additional tax deductions of $65 million, or $0.23 per share, recorded discretely for 2018, based on proposed tax regulations released on March 4, 2019, which clarified that foreign military sales qualify for foreign derived intangible income treatment. The rates for both periods benefited from tax deductions for employee equity awards, the research and development tax credit, tax deductions for foreign derived intangible income, and dividends paid to the corporation's defined contribution plans with an employee stock ownership plan feature.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the corporation, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, the corporation’s definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit represents operating profit from the corporation’s business segments before unallocated income and expense. This measure is used by the corporation’s senior management in evaluating the performance of its business segments and is a performance goal in the corporation’s annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	2020 Financial Outlook[1]

	Business segment operating profit (non-GAAP)	$6,800 - $6,950
	FAS/CAS operating adjustment[2]	~1,875
	Other, net	~(230)
	Consolidated operating profit (GAAP)	$8,445 - $8,595

1
The corporation’s 2020 financial outlook includes updated guidance for net sales reflecting the currently expected impacts related to COVID-19. The ultimate impact of COVID-19 on the corporation’s financial outlook for 2020 remains uncertain. Additionally, the corporation’s financial outlook for 2020 does not include any non-cash impairment charge related to its equity method investment in AMMROC or potential impacts to the corporation’s programs, including the F-35 program, resulting from U.S. Government actions related to Turkey. Currently, the corporation does not expect U.S. Government actions related to Turkey will have a material impact on its 2020 financial results.

2
Refer to the supplemental table "Other Financial and Operating Information" included in this news release for a detail of the FAS/CAS operating adjustment, which excludes $215 million of expected non-service FAS income that will be recorded in non-operating income (expense).

Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, April 21, 2020, at 11:00 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit the corporation's website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 110,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contact:
Jarrod Agen, 301-897-6412; jarrod.p.agen@lmco.com

Investor Relations Contacts:
Greg Gardner, 301-897-6584; greg.m.gardner@lmco.com
David Weston, 301-897-6455; david.weston@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•
the impact of the COVID-19 outbreak or future epidemics on our business, including the potential for facility closures or work stoppages, supply chain disruptions, program delays, our ability to recover our costs under contracts, changing government funding and acquisition priorities and payment policies and regulations; and potential impacts to the fair value of our assets;

•
our reliance on contracts with the U.S. Government, which are conditioned upon the availability of funding and can be terminated by the U.S. Government for convenience, and our ability to negotiate favorable contract terms;

•	budget uncertainty, affordability initiatives or the risk of future budget cuts;

•	risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs including our largest, the F-35 program;

•	planned production rates for significant programs; compliance with stringent performance and reliability standards; materials availability;

•	the performance and financial viability of key suppliers, teammates, joint ventures, joint venture partners, subcontractors and customers;

•
economic, industry, business and political conditions including their effects on governmental policy and government actions that disrupt our supply chain or prevent the sale or delivery of our products (such as delays in obtaining Congressional approvals for exports requiring Congressional notification and export license delays due to COVID-19);

•	trade policies or sanctions (including Turkey’s removal from the F-35 program, the impact of U.S. Government sanctions on Turkey and potential sanctions on the Kingdom of Saudi Arabia);

•	our success expanding into and doing business in adjacent markets and internationally and the differing risks posed by international sales;

•	changes in foreign national priorities and foreign government budgets;

•
the competitive environment for our products and services, including increased pricing pressures, aggressive pricing in the absence of cost realism evaluation criteria, competition from outside the aerospace and defense industry, and bid protests;

•	the timing and customer acceptance of product deliveries;

•	our ability to continue to innovate and develop new products and to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;

•	the impact of cyber or other security threats or other disruptions to our businesses;

•	our ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases and dividend payments;

•	our ability to recover costs under U.S. Government contracts and changes in contract mix;

•	the accuracy of our estimates and projections;

•
timing and estimates regarding pension funding and movements in interest rates and other changes that may affect pension plan assumptions, stockholders’ equity, the level of the FAS/CAS adjustment and actual returns on pension plan assets;

•	the successful operation of joint ventures that we do not control and our ability to recover our investments;

•	realizing the anticipated benefits of acquisitions or divestitures, joint ventures, teaming arrangements or internal reorganizations;

•	our efforts to increase the efficiency of our operations and improve the affordability of our products and services;

•
risk of an impairment of our assets, including a potential non-cash impairment charge as early as the second quarter for our equity investment in Advanced Military Maintenance, Repair and Overhaul Center LLC (AMMROC) and the potential impairment of goodwill, intangible assets and inventory recorded as a result of the acquisition of the Sikorsky business;

•	the availability and adequacy of our insurance and indemnities;

•	our ability to benefit fully from or adequately protect our intellectual property rights;

•
the effect of changes in (or in the interpretation of) procurement and other regulations and policies affecting our industry, including export of our products, cost allowability or recovery and potential changes to the U.S. Department of Defense’s (DoD) acquisition regulations relating to progress payments and performance-based payments and a preference for fixed-price contracts; including the potential for DoD to temporarily modify these in response to COVID-19;

•	the effect of changes in accounting, taxation, or export laws, regulations, and policies and their interpretation or application; and

•
the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in our business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the corporation’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2019 and subsequent quarterly reports on Form 10-Q. The corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended
		March 29, 2020	March 31, 2019
	Net sales	$15,651	$14,336
	Cost of sales	(13,560)	(12,148)
	Gross profit	2,091	2,188
	Other income, net[2]	31	95
	Operating profit	2,122	2,283
	Interest expense	(148)	(171)
	Other non-operating income (expense), net	56	(167)
	Earnings before income taxes	2,030	1,945
	Income tax expense[3]	(313)	(241)
	Net earnings	$1,717	$1,704
	Effective tax rate	15.4%	12.4%

	Earnings per common share
	Basic	$6.10	$6.03
	Diluted	$6.08	$5.99

	Weighted average shares outstanding
	Basic	281.3	282.5
	Diluted	282.6	284.3

	Common shares reported in stockholders’ equity at end of period	279	281

1
The corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on March 29 for the first quarter of 2020 and March 31 for the first quarter of 2019. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31.

2
In the first quarter of 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.

3
Net earnings in the first quarter of 2019 include benefits of $75 million, or $0.26 per share, from additional tax deductions, based on proposed tax regulations released on March 4, 2019, which clarified that foreign military sales qualify as foreign derived intangible income. Approximately $65 million, or $0.23 per share, of the total benefit was recorded discretely because it relates to 2018.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended
		March 29, 2020	March 31, 2019	% Change
	Net sales
	Aeronautics	$6,369	$5,584	14%
	Missiles and Fire Control	2,619	2,350	11%
	Rotary and Mission Systems	3,746	3,762	—%
	Space	2,917	2,640	10%
	Total net sales	$15,651	$14,336	9%

	Operating profit
	Aeronautics	$672	$585	15%
	Missiles and Fire Control	396	417	(5)%
	Rotary and Mission Systems	376	379	(1)%
	Space	281	334	(16)%
	Total business segment operating profit	1,725	1,715	1%
	Unallocated items
	FAS/CAS operating adjustment	469	512
	Other, net[1]	(72)	56
	Total unallocated items	397	568	(30)%
	Total consolidated operating profit	$2,122	$2,283	(7)%

	Operating margin
	Aeronautics	10.6%	10.5%
	Missiles and Fire Control	15.1%	17.7%
	Rotary and Mission Systems	10.0%	10.1%
	Space	9.6%	12.7%
	Total business segment operating margin	11.0%	12.0%

	Total consolidated operating margin	13.6%	15.9%

1
In the first quarter of 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.

Lockheed Martin Corporation
Consolidated Balance Sheets
(in millions, except par value)

	March 29, 2020	Dec. 31, 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,988	$1,514
Receivables, net	2,892	2,337
Contract assets	10,189	9,094
Inventories	3,539	3,619
Other current assets	614	531
Total current assets	19,222	17,095

Property, plant and equipment, net	6,605	6,591
Goodwill	10,565	10,604
Intangible assets, net	3,142	3,213
Deferred income taxes	3,164	3,319
Other noncurrent assets	6,550	6,706
Total assets	$49,248	$47,528

Liabilities and equity
Current liabilities
Accounts payable	$3,166	$1,281
Contract liabilities	7,205	7,054
Salaries, benefits and payroll taxes	2,022	2,466
Current maturities of long-term debt and commercial paper	1,250	1,250
Other current liabilities	2,009	1,921
Total current liabilities	15,652	13,972

Long-term debt, net	11,439	11,404
Accrued pension liabilities	13,078	13,234
Other noncurrent liabilities	5,592	5,747
Total liabilities	45,761	44,357

Stockholders’ equity
Common stock, $1 par value per share	279	280
Additional paid-in capital	—	—
Retained earnings	18,708	18,401
Accumulated other comprehensive loss	(15,541)	(15,554)
Total stockholders’ equity	3,446	3,127
Noncontrolling interests in subsidiary	41	44
Total equity	3,487	3,171
Total liabilities and equity	$49,248	$47,528

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Quarters Ended
	March 29, 2020	March 31, 2019
Operating activities
Net earnings	$1,717	$1,704
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	301	277
Stock-based compensation	42	37
Gain on property sale	—	(51)
Changes in assets and liabilities
Receivables, net	(555)	(389)
Contract assets	(1,095)	(1,025)
Inventories	80	(288)
Accounts payable	1,894	744
Contract liabilities	151	305
Postretirement benefit plans	(39)	278
Income taxes	167	243
Other, net	(349)	(172)
Net cash provided by operating activities	2,314	1,663

Investing activities
Capital expenditures	(293)	(284)
Other, net	(2)	27
Net cash used for investing activities	(295)	(257)

Financing activities
Dividends paid	(693)	(638)
Repurchases of common stock	(756)	(281)
Repayments of commercial paper, net	—	(200)
Other, net	(96)	(68)
Net cash used for financing activities	(1,545)	(1,187)

Net change in cash and cash equivalents	474	219
Cash and cash equivalents at beginning of period	1,514	772
Cash and cash equivalents at end of period	$1,988	$991

Lockheed Martin Corporation
Consolidated Statement of Equity
(unaudited; in millions)

		Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests in Subsidiary	Total Equity
	Balance at Dec. 31, 2019	$280	$—	$18,401	$(15,554)	$3,127	$44	$3,171
	Net earnings	—	—	1,717	—	1,717	—	1,717
	Other comprehensive income, net of tax[1]	—	—	—	13	13	—	13
	Repurchases of common stock	(2)	(29)	(733)	—	(764)	—	(764)
	Dividends declared[2]	—	—	(677)	—	(677)	—	(677)
	Stock-based awards, ESOP activity and other	1	29	—	—	30	—	30
	Net decrease in noncontrolling interests in subsidiary	—	—	—	—	—	(3)	(3)
	Balance at March 29, 2020	$279	$—	$18,708	$(15,541)	$3,446	$41	$3,487

1	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to pension and other postretirement benefit plans.
2	Represents dividends of $2.40 per share declared for the first quarter of 2020.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

		2020 Outlook	2019 Actual
	Total FAS expense and CAS costs
	FAS pension income (expense)[1]	$115	$(1,093)
	Less: CAS pension cost	1,975	2,565
	Net FAS/CAS pension adjustment	$2,090	$1,472

	Service and non-service cost reconciliation
	FAS pension service cost	$(100)	$(516)
	Less: CAS pension cost	1,975	2,565
	FAS/CAS operating adjustment	1,875	2,049
	Non-operating FAS pension income (cost)[2]	215	(577)
	Net FAS/CAS pension adjustment	$2,090	$1,472

1
The corporation projects FAS pension income in 2020, compared to FAS pension expense in 2019, as a result of completing the planned freeze of its salaried pension plans effective Jan. 1, 2020 that was previously announced on July 1, 2014. The corporation’s FAS pension expense is comprised of service cost, interest cost, expected return on plan assets, amortization of prior service credit, and amortization of actuarial losses. The service cost and amortization of actuarial losses components of FAS pension expense are significantly lower due to the freeze. As a result, the expected return on plan assets and amortization of prior service credit exceed all other FAS pension expense components in 2020. For additional information regarding the corporation’s FAS pension expense or income and CAS pension cost, see the corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2019.

2
The corporation records the non-service cost components of net periodic benefit cost as part of other non-operating income (expense) in the consolidated statement of earnings. The non-service cost components in the table above relate only to the corporation's qualified defined benefit pension plans. The corporation expects total non-service income (cost) for its qualified defined benefit pension plans in the table above, along with non-service cost for its other postretirement benefit plans of $30 million, to total non-service credit of $185 million for 2020. The corporation recorded non-service cost for its other postretirement benefit plans of $116 million in 2019, in addition to its total non-service cost for its qualified defined benefit pension plans in the table above, for a total of $693 million in 2019.

Lockheed Martin Corporation
Other Financial and Operating Information (cont.)
(unaudited; in millions, except aircraft deliveries and weeks)

Backlog	March 29, 2020	Dec. 31, 2019
Aeronautics	$52,886	$55,636
Missiles and Fire Control	27,070	25,796
Rotary and Mission Systems	37,484	34,296
Space	26,680	28,253
Total backlog	$144,120	$143,981

	Quarters Ended
Aircraft Deliveries	March 29, 2020	March 31, 2019
F-35	22	26
C-130J	3	5
C-5	—	—
Government helicopter programs	13	15
Commercial helicopter programs	—	—
International military helicopter programs	2	2

Number of Weeks in Reporting Period	2020	2019
First quarter	13	13
Second quarter	13	13
Third quarter	13	13
Fourth quarter	13	13